Exhibit 99.1

TransDigm Group Incorporated Announces New Board Member

Cleveland, Ohio, January 25, 2012/PRNewswire-FirstCall/ — TransDigm Group Incorporated (NYSE: TDG), a leading global designer, producer and supplier of highly engineered aircraft components, announced today the appointment of John Staer to its Board of Directors. Mr. Staer brings to the board an unusual blend of international senior executive experience in the areas of aerospace aftermarket, mergers and acquisitions and finance.

Mr. Staer is Chief Executive Officer of Satair A/S and has served as such since 1994. Satair was formerly a public company listed on the Copenhagen Stock Exchange and is now a wholly owned subsidiary of Airbus SAS. Prior to its acquisition by Airbus in October 2011, Satair was the largest independent distributor in the world of engineered products serving primarily the international airline aftermarket and to a lesser degree the aerospace commercial transport OEM markets. As chief executive officer of Satair, Mr. Staer took the company public, completed numerous acquisitions in Europe, Asia and the United States, and significantly expanded Satair’s business, including by opening repair and distribution centers in Singapore and China and other areas of the Pacific Rim.

Prior to 1994, Mr. Staer was controller, chief financial officer and a senior operating officer, of Ambu A/S, a publicly traded Danish medical device manufacturer for nine years. During that time, Mr. Staer was responsible for taking the company public and expanding the business around the world. Prior to that Mr. Staer was employed by KPMG in Copenhagen for ten years, primarily serving large public clients, and graduated with a masters in finance from the Copenhagen School of Business.

Mr. Staer is also a member of the board of directors Ambu A/S, a manufacturer of medical devices, and DLH A/S a wholesaler of timber. Both are public companies listed on the Copenhagen Stock Exchange.

Nicholas Howley, Chairman and Chief Executive Officer of TransDigm Group, stated, “We are pleased that John has agreed to become a member of our Board. He is a seasoned international financial and operating executive with broad experience in the worldwide commercial aviation aftermarket. John brings a unique experience to our board. We are fortunate to attract an executive of his caliber.”

About TransDigm Group

TransDigm Group, through its wholly-owned subsidiaries, is a leading global designer, producer and supplier of highly engineered aircraft components for use on nearly all commercial and military aircraft in service today. Major product offerings, substantially all of which are ultimately provided to end-users in the aerospace industry, include mechanical/electro-mechanical actuators and controls, ignition systems and engine technology, specialized pumps and valves, power conditioning devices, specialized AC/DC electric motors and generators, NiCad batteries and chargers, engineered latching and locking devices, rods and locking devices, engineered connectors and elastomers, cockpit security components and systems, specialized cockpit displays, aircraft audio systems, specialized lavatory components, engineered interior surfaces and lighting and control technology.

Contact:	Liza Sabol
Investor Relations (216) 706-2945 ir@transdigm.com